EXHIBIT 99.1

LBI MEDIA, INC. ANNOUNCES PRICING OF $220.0 MILLION OF SENIOR SECURED

NOTES DUE 2019

BURBANK, CA, March 12, 2011 —LBI Media, Inc. (“LBI Media”), a wholly owned subsidiary of LBI Media Holdings, Inc. (“LBI Media Holdings”), announced today that it has priced its previously announced offering, and entered into an agreement to issue and sell, subject to certain conditions, $220.0 million aggregate principal amount of senior secured notes due 2019 (the “Notes”). The Notes were offered in a private offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

LBI Media expects to close the offering on March 18, 2011, subject to the satisfaction of customary closing conditions. Concurrently with the closing of the Notes offering, LBI Media also intends to enter into its previously announced new revolving credit facility of up to $50.0 million.

The Notes will pay interest semi-annually on each April 15 and October 15 at a rate of 9.25% per year, beginning March 18, 2011, and will mature on April 15, 2019. LBI Media’s subsidiaries will guarantee the Notes and the new senior secured revolving credit facility on a senior secured basis, subject to certain exceptions. The Notes and the new senior secured revolving credit facility will be secured on a first priority basis by substantially all of LBI Media’s and the guarantors’ assets, subject to certain exceptions and permitted liens and the provisions of an intercreditor agreement relating to distributions of proceeds.

The Notes will be issued by LBI Media at the initial price of 98.594% of the principal amount. The aggregate net proceeds from the sale of the Notes, after deducting initial purchasers’ discounts, fees and estimated offering expenses, will be used by LBI Media to repay all amounts outstanding under its existing senior secured credit facilities and for general corporate purposes.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the Notes and the anticipated use of the proceeds from the sale of the Notes. These forward-looking statements reflect LBI Media’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. LBI Media undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release, except as required by law.

About LBI Media

LBI Media is a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. LBI Media owns 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth,

TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, LBI Media owns “EstrellaTV,” a leading Spanish-language national television broadcast network in the United States. LBI Media also owns four television production facilities that it uses to produce its core television programming. LBI Media is affiliated with television stations in various states and, along with its owned and operated television stations, broadcasts EstrellaTV in 37 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Kansas, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, and Utah.